Exhibit 11

                         Continental Homes Holding Corp.
                        Computation of Earnings Per Share
                      (In thousands, except per share data)


                                          Three months ended   Six months ended
                                               November 30,       November 30,
                                           -----------------   -----------------
Fully diluted:                               1995      1994      1995      1994
                                           -------   -------   -------   -------
Net income                                 $ 5,315   $ 3,092   $10,539   $ 7,608
Interest expense on convertible
  subordinated notes, net of
  income taxes                                 585       401       994       802
                                           -------   -------   -------   -------
                                           $ 5,900   $ 3,493   $11,533   $ 8,410
Weighted average number of
  shares outstanding                         6,947     6,963     6,937     6,963
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes)                                     1,489     1,489     1,489     1,489
Conversion of convertible
  subordinated notes (42.105
  shares per $1,000 principal
  amount of notes)                             737      --         368      --
Incremental shares relating to
  stock options exercisable                     86        59        90        54
                                           -------   -------   -------   -------
Weighted average number of shares
  outstanding assuming
  full dilution                              9,259     8,511     8,884     8,506
                                           =======   =======   =======   =======

Fully diluted net income per share         $   .64   $   .41   $  1.30   $   .99
                                           =======   =======   =======   =======